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                                                                    EXHIBIT 99.1


[PROXYMED LOGO]                                         COMPANY NEWS RELEASE

                              FOR IMMEDIATE RELEASE

CONTACT:

JUDSON E. SCHMID
CHIEF FINANCIAL OFFICER
(954) 473-1001, EXT. 300
INVESTORRELATIONS@PROXYMED.COM

                      PROXYMED COMPLETES PRIVATE PLACEMENT
                   AND ANNOUNCES CONVERSION OF PREFERRED STOCK

         FT. LAUDERDALE, FL. (BusinessWire) December 28, 2001 - ProxyMed, Inc. (Nasdaq: PILL), a leading provider of physician healthcare transaction processing services, announced today that it has completed a private placement of 483,414 shares of its common stock to a group of nine U.S. and Canadian institutional and accredited investors at a purchase price of $16.50 per share for total gross proceeds of approximately $8 million. Proceeds from the offering will be used for general corporate purposes.

         The Company also announced today the continuation of its year-long effort to clean-up its capital structure by reporting that the holders of over 76% of its outstanding Series C Preferred shares have agreed to convert their preferred shares into common stock at a reduced conversion price. The remaining Series C holders may exercise their conversion rights at the reduced conversion price until February 11, 2002. In connection with the 76% conversion, a total of approximately 1,174,200 shares of common stock will be issued to the former Series C holders, representing a premium of approximately 15% in additional shares attributable to the reduced conversion price.

         The common stock issued in the private placement and the additional shares issued upon the conversion have not been registered under United States or state securities laws and may not be offered or sold in the United States absent a registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The Company has agreed to file a registration statement covering the resale of the private placement shares of the investors and the resale of the additional shares received by the former Series C holders.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy common stock and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.


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ABOUT PROXYMED, INC.

ProxyMed is an electronic healthcare transaction processing services company providing connectivity services and related value-added products to physicians, payers, pharmacies, medical laboratories, and other healthcare providers and suppliers. ProxyMed's electronic transaction processing services support a broad range of both financial and clinical transactions. To facilitate these services, ProxyMed operates ProxyNet(R), its secure, proprietary national electronic information network, which provides physicians and other primary care providers with direct connectivity to one of the industry's largest list of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories.